Exhibit 99.1
[CFS Bancorp, Inc. Logo]

December 23, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500



                 CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN - December 23, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) announced today that its Board of Directors declared a quarterly cash dividend on December 20, 2004 of $0.11 (eleven cents) per share on the common stock of the Company. The dividend will be paid on January 28, 2005 to the stockholders of record at the close of business on January 7, 2005.

CFS Bancorp, Inc. has paid a cash dividend each quarter since its initial public offering in July 1998.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.4 billion asset federal savings bank. Citizens Financial Services provides community banking services and operates 24 offices throughout Chicago's Southland and Northwest Indiana. The Company's stock trades on the NASDAQ National Stock Market under the symbol "CITZ."

This press release may contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. The words "anticipate," "believe," "estimate," "expect," "indicate" "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events that are subject to certain risks and uncertainties that may cause actual results to vary. The Company does not intend to update these forward-looking statements.

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